Exhibit 21.1
Subsidiaries of Legence Corp.

Subsidiary Name	State or Country of Incorporation
Legence Holdings LLC	Delaware
A.O. Reed & Co., LLC	California
AMA Commissioning + Building Systems, LLC	New York
AMA Consulting Engineers Holdings LLC	Delaware
AMA Design Build, LLC	New Jersey
AMA Design-Build, LLC	California
AMA Management Services LLC	Delaware
BCP 8 Therma Upper Feeder L.L.C.	Delaware
Bel-Aire Mechanical, LLC	Delaware
Black Bear Energy, Inc.	Delaware
Bowers National, LLC	Maryland
Building Systems Holdings, LLC	North Dakota
CMTA Facility Solutions LLC	Delaware
CMTA, Inc.	Kentucky
Engineered Solutions, Inc.	Massachusetts
G1-Therma Blocker, LLC	Delaware
Gilbert Mechanical Contractors, LLC	Delaware
ICS Consulting, LLC	Minnesota
Legence Payroll Advisory, LLC	Delaware
Legence Payroll Solutions, LLC	Delaware
Legence PubCo Sub LLC	Delaware
Legence Subsidiary Holdings, LLC	Delaware
Legence Therma LLC	Delaware
LORD Green Real Estate Strategies, LLC	Texas
Obermiller Nelson Engineering, LLC	North Dakota
OCI Associates, LLC	Delaware
P2S LP	California
Provident Energy Consulting, LLC	Pennsylvania
RE Tech Advisors, LLC	Virginia
RM Mechanical, a joint venture	California
San Jose Boiler Works, Inc.	California
Shadpour Consulting Engineers, LP	California
Skyline Engineering, L.L.C.	New Jersey
Technical Systems Solutions & Measurement, LLC	New York
The Bowers Automotive Group, LLC	Maryland
Therma Intermediate LLC	Delaware
Therma LLC	Delaware
TM Technology Partners, LLC	New York
VarcoMac LLC	Delaware
W.E. Bowers & Associates, LLC	Maryland

W.E. Bowers Group, LLC	Maryland
W.E. Bowers, LLC	Maryland
Yearout LLC	Delaware
Yearout Mechanical, LLC	New Mexico
Yearout Services, LLC	New Mexico